Exhibit 99.1

CORPORATE OFFICE
1100 Cassatt Road, Berwyn, PA 19312

Contact: Kevin C. Coleman (610) 889-5247

AMETEK ACQUIRES VTI INSTRUMENTS
—Expands AMETEK’s Position in Precision Test and Measurement Instruments—

Berwyn, PA, February 10, 2014 — AMETEK, Inc. (NYSE: AME) today announced that it has acquired VTI Instruments, a leading manufacturer of high precision test and measurement instrumentation for $74 million. VTI, acquired from an investor group led by Merit Capital Partners and Alerion Capital Group, has annual sales of approximately $38 million.

With its headquarters in Irvine, CA, VTI is a leading provider of highly engineered and customized products designed to deliver customers a complete, integrated solution for their critical test and measurement requirements. It offers a wide range of signal conditioning and switching instruments, data acquisition solutions and integrated test systems for use in demanding electrical and structural testing applications where high measurement accuracy is critical.

“VTI is an excellent acquisition for AMETEK. It is a market leader in high end data acquisition and precision instrumentation with deep technical expertise and applications knowledge,” comments Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

“The acquisition of VTI broadens our capabilities in the high end test and measurement market and provides us with additional technology differentiation, especially in the high-precision segment of the Aerospace market,” adds Mr. Hermance.

VTI has operations in Irvine, CA, and additional facilities in Cleveland OH, and Bangalore, India. It joins AMETEK as part of its Electronic Instruments Group (EIG) — a recognized leader in advanced monitoring, testing, calibrating, and display instruments with 2013 sales of $2.0 billion.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with annual sales of $3.6 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.

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AMETEK ACQUIRES VTI INSTRUMENTS

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include AMETEK’s ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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